 Exhibit 99.1

Youngevity International, Inc. Announces Declaration of Monthly Dividend for 3rd Quarter 2020 for Series "D" Cumulative Redeemable Perpetual Preferred Stock

SAN DIEGO, Calif. ---July 20, 2020 - Youngevity International, Inc. (NASDAQ: YGYI), a leading multi-channel lifestyle company, today announced the declaration of its regular monthly dividend of $0.203125 per share of its 9.75% Series D Cumulative Redeemable Perpetual Preferred Stock (NASDAQ:YGYIP) for each of July, August and September 2020.  The dividend will be payable on August 17, September 15, and October 15, 2020 to holders of record as of July 31, August 31 and September 30, 2020. The dividend will be paid in cash.

About Youngevity International, Inc.

Youngevity International, Inc. ( NASDAQ : YGYI ), is a multi-channel lifestyle company operating in 3 distinct business segments including a commercial coffee enterprise, a commercial hemp enterprise, and a multi-vertical omni direct selling enterprise. The Company features a multi country selling network and has assembled a virtual Main Street of products and services under one corporate entity, YGYI offers products from the six top selling retail categories: health/nutrition, home/family, food/beverage (including coffee), spa/beauty, apparel/jewelry, as well as innovative services. For investor information, please visit YGYI.com. Be sure to like us on Facebook and follow us on Twitter.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to continue our coffee segment and hemp segment growth, our ability to continue our international growth, our ability to leverage our platform and global infrastructure to drive organic growth, our ability to improve our profitability, expand our liquidity, and strengthen our balance sheet, our ability to file our Quarterly Report on Form 10-Q for the period ended March 31, 2020 and Annual Report on Form 10-K for the year ended December 31, 2019 as soon as possible to regain compliance with the NASDAQ requirements and thereafter maintain compliance with the NASDAQ requirements, the acceptance of the omni-direct approach by our customers, our ability to expand our distribution, our ability to continue our financial performance and the other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2018 and our subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contacts:

Youngevity International, Inc.

Dave Briskie
President and Chief Financial Officer
1 800 982 3189 X6500

Investor Relations

YGYI Investor Relations
investors@ygyi.com